Exhibit 3.1

ATTACHMENT TO

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
FG NEXUS INC.

FG Nexus Inc. (f/k/a Fundamental Global Inc.) (the “Corporation”), a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the “NRS”), hereby certifies that:

1. This Certificate of Amendment to the Amended and Restated Articles of Incorporation (this “Certificate of Amendment”) amends certain provisions of the Articles of Incorporation of the Corporation (the “Articles of Incorporation”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of the NRS.

3. Upon this Certificate of Amendment becoming effective, the Articles of Incorporation shall be amended, as follows:

a.	The first paragraph of Article IV of the Corporation’s Articles of Incorporation is hereby amended and restated as follows:

The total number of shares of capital stock which the Corporation shall have the authority to issue is one trillion (1,000,000,000,000) shares, of which (a) nine hundred billion (900,000,000,000) shares shall be designated as common stock, par value $0.001 per share (the “Common Stock”), and (b) one hundred billion (100,000,000,000) shares shall be designated as preferred stock (the “Preferred Stock”), with (i) ten billion (10,000,000,000) shares of such Preferred Stock being designated as preferred stock, par value $25.00 per share, 8.00% Cumulative Preferred Stock, Series A (the “Cumulative Preferred Stock”), and (ii) ninety billion (90,000,000,000) shares of such Preferred Stock being undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).

b.	Article V is hereby amended by adding the following provision as new Sections 3 and 4 thereunder:

3. INTERESTED STOCKHOLDER COMBINATION PROVISIONS OPT-OUT. The Corporation expressly elects not to be governed by the provisions of NRS Sections 78.411 through 78.444 (Combinations with Interested Stockholders), as may be subsequently amended or expanded, or any successor statutes thereto.

4. CONTROL SHARE PROVISIONS OPT-OUT. The Corporation expressly elects not to be governed by the provisions of NRS Sections 78.378 through 78.3793 (Acquisition of Controlling Interest), as may be subsequently amended or expanded, or any successor statutes thereto.

c.	Article IX of the Corporation’s Articles of Incorporation is hereby amended and restated as follows:

ARTICLE IX

AMENDMENT OF BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws.

d.	Article X of the Corporation’s Articles of Incorporation is hereby amended and restated as follows:

ARTICLE X

AMENDMENT OF ARTICLES OF INCORPORATION

These Articles of Incorporation may be amended at any meeting of the stockholders; provided, that notice of the proposed change was given in the notice of the meeting of the stockholders, if applicable, or by written consent by the stockholders in accordance with Article V, Section 1 of these Articles of Incorporation; provided further, that (i) notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders to amend any provision of these Articles of Incorporation, and (ii) notwithstanding any other provision of these Articles of Incorporation, the Board shall be permitted at any time to amend these Articles of Incorporation to change the name of the Corporation and, in accordance with NRS Section 78.390(8), no action by the stockholders shall be required if the proposed amendment to these Articles of Incorporation consists only of such name change of the Corporation.

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e.	The following provision is hereby added to the Articles of Incorporation as new Article XI:

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

1. FORUM. Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County in the State of Nevada (the “EJDC”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any Internal Action (as such term is defined in NRS Section 78.046(4)(c)) or Concurrent Jurisdiction Action (as such term is defined in NRS Section 78.046(4)(a)). If brought outside of Nevada, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for any claim (A) as to which the EJDC determines that there is an indispensable party not subject to the jurisdiction of the EJDC (and the indispensable party does not consent to the personal jurisdiction of the EJDC within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the EJDC, (C) for which the EJDC does not have subject matter jurisdiction, or (D) as to which the EJDC determines that the application of this Article XI, Section 1 to such action would be inconsistent with applicable jurisdictional requirements and the laws of the United States. Notwithstanding the foregoing, the provisions of this Article XI, Section 1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI, Section 1.

2. CONSENT TO JURISDICTION. If any action the subject matter of which is within the scope of Article XI, Section 1 immediately above is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce Article XI, Section 1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

3. TRIAL BY JUDGE. Any action the subject matter of which is within the scope of Article XI, Section 1 above shall be decided by a judge (as opposed to a jury), to the extent permitted under applicable laws. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the waiver of jury trial set forth in this Article XI, Section 3 to the maximum extent permitted by applicable laws.

4. SEVERABILITY. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

4. This Certificate of Amendment shall become effective at [5:00 p.m.] Eastern Time, on September [___], 2025.

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This Certificate of Amendment to the Articles of Incorporation has been signed by a duly authorized officer of the Company on September [___], 2025.

FG NEXUS INC.

By:
Name:	D. Kyle Cerminara
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment of FG Nexus Inc.]